ADDENDUM TO EMPLOYMENT AGREEMENT

THIS ADDENDUM TO EMPLOYMENT AGREEMENT (this “Addendum”) is entered into effective as of January 1, 2016, by and between Stewart Information Services Corporation, a Delaware corporation (the “Company”), and Glenn H. Clements (the “Executive”).

WITNESSETH:

WHEREAS, the Executive is currently employed by the Company pursuant to the Employment Agreement by and between the Executive and the Company dated as of January 1, 2012, as amended (the “Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Addendum and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company, intending to be legally bound, hereby agree as follows:

1. Section 1.1 Amendment.  The Agreement is hereby amended by deleting Section 1.1 of the Agreement in its entirety and replacing it with the following:

1.1           Term of Employment by the Company.  The Company hereby agrees to employ the Executive for a term commencing on the Effective Date and expiring on December 31, 2016 (the “Scheduled Termination Date”), unless earlier terminated as provided in Section 4 or extended by mutual written agreement of the Company and the Executive (the “Term”).

2. Section 1.2 Amendment.  The Agreement is hereby amended by deleting Section 1.2 of the Agreement in its entirety and replacing it with the following:

1.2           Duties.  During the Term, the Executive shall serve as Executive Vice President, with such duties and responsibilities as are commensurate with such position and such other functions consistent with the foregoing as the Chief Executive Officer of the Company (the “CEO”) may assign, in his discretion, from time to time. The Executive shall report to the CEO and also serve in those offices and directorships of affiliates of the Company to which the Executive may from time to time be appointed or elected. During the Term, the Executive shall devote all reasonable efforts and all of the Executive’s business time and services to the Company, subject to the direction of the CEO. Notwithstanding the foregoing or any other provision of the Agreement, with the prior consent of the CEO, the Executive shall be permitted to serve as a paid member of the board of directors of entities unaffiliated with the Company.

3. Section 2.2.1 Amendment.  The Agreement is hereby amended by deleting Section 2.2.1 of the Agreement in its entirety and replacing it with the following:

2.2.1           Short Term Incentives. The Executive shall be eligible to receive an annual short term incentive cash payment, the incentive plan to be determined by the Chief Executive Officer and Executive. The payment made pursuant to this Section 2.2.1 shall be paid to the Executive in the succeeding calendar year for which it is earned and shall be paid by March 31 of such year. The Executive need not be actually employed on the date that any short term incentive plan payment is made in order to be eligible and entitled to any such short term incentive plan payment.

4. Section 4.1 Amendment.  The Agreement is hereby amended by deleting clause (vii) of Section 4.1 of the Agreement in its entirety and replacing it with the following:

 (vii)  the Scheduled Termination Date.

5. Section 4.4 Amendment.  The Agreement is hereby amended by deleting clause (B) of Section 4.4 of the Agreement in its entirety and replacing it with the following:

(B) An amount equal to twelve (12) months of Annual Salary (in the amount in effect on January 1, 2016), payable in semi-monthly installments, beginning on the sixtieth day after the Date of Termination. This severance payment shall be made in accordance with the Company’s payroll practices, with a lump sum payment due to Executive of any unpaid severance amount within thirty days after the end of the Restricted Period.

6. Section 4.5.1 Amendment.  The Agreement is hereby amended by deleting clause (B) of Section 4.5.1 of the Agreement in its entirety and replacing it with the following:

 (B) An amount equal to twelve (12) months of Executive’s Annual Salary (in the amount in effect on January 1, 2016), payable in semi-monthly installments, beginning on the sixtieth day after the Date of Termination.  Severance payment shall be made in accordance with the company payroll practices with a lump sum payment due to Executive of any remaining severance amounts containing the complete remainder of all severance due to Executive within thirty days after the end of the Restricted Period.

7. Exhibit A Amendment.  The Agreement is hereby amended by deleting Exhibit A to the Agreement in its entirety.

8. Term of Addendum.  The Company and the Executive agree that the term of this Addendum shall commence on January 1, 2016.

9. LTI Plan.  Executive shall continue to be eligible to receive LTI (as defined in the Agreement) previously awarded under the terms of Exhibit B to the Agreement; provided, however, Executive shall not be eligible to receive any additional LTI (as defined in the Agreement).

10. Full Force and Effect.  Except as amended hereby, the Agreement shall remain in full force and effect.  All provisions of the Agreement, as amended hereby, shall apply to this Addendum as if they were set forth in full herein.

11. Entire Agreement. This Addendum contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

12. Waivers and Amendments. This Addendum may be amended, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

13. Governing Law. This Addendum shall be governed by and construed in accordance with the laws of the State of Texas (without giving effect to the choice of law provisions thereof).

14. Assignment. This Addendum, and any rights and obligations hereunder, may not be assigned by Executive and may be assigned by the Company only to a successor by merger or purchasers of substantially all of the assets of the Company or its affiliates.

15. Counterparts. This Addendum may be executed in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Headings. The headings in this Addendum are for reference purposes only and shall not in any way affect the meaning or interpretation of this Addendum.

17. No Presumption Against Interest.  This Addendum has been negotiated, drafted, edited and reviewed by the respective parties, and therefore, no provision arising directly or indirectly here from shall be construed against any party as being drafted by said party.

18. Binding Agreement.  This Addendum shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and the Executive and the Executive’s heirs and legal representatives.

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IN WITNESS WHEREOF, the Executive and the Company have executed this Addendum as of the date first above written.

EXECUTIVE:

Name:  Glenn H. Clements

COMPANY:

STEWART INFORMATION SERVICES CORPORATION

By:_______________________________________
Name:  Matthew W. Morris
Title:  Chief Executive Officer